Exhibit 10.1

Walgreens Boots Alliance, Inc. 102 Wilmot Road Deerfield, IL 60015 wba.com

June 22, 2015

Ms. Kimberly Scardino

[Address]

Dear Kimberly,

We are pleased to offer you the position of Senior Vice President, Global Controller and Chief Accounting Officer, currently under the management of George Fairweather. We hope you will find your employment with Walgreens Boots Alliance, Inc. (“WBA” or the “Company”) both challenging and rewarding and we look forward to you joining our team. As a U.S.-based team member working at the WBA group level, your employer for payroll, benefits and tax (W-2) purposes will be within the Walgreen Co. U.S. family of companies. The terms of this offer are subject to the final approval of the Compensation Committee of the Board of Directors of WBA. Below are the terms of your offer:

Base Salary. Your starting salary will be $425,000 annually, less all applicable tax withholdings and benefit deductions.

Annual Bonus Opportunity. Based on your position, you will be eligible for annual bonuses under the WBA corporate bonus program, which is based on the Company’s fiscal year running from September 1 through August 31. You would be eligible for a pro-rated bonus for the remainder of the current fiscal year. The current bonus target for your position is 70% of your eligible earnings. Your actual bonus each year is subject to Company performance and your individual performance, and all bonuses are subject to the discretion and approval of the Compensation Committee of our Board of Directors.

Long-Term Incentive Opportunity. You will also be eligible for long-term incentives granted under the terms and conditions of the WBA 2013 Omnibus Incentive Plan (“Omnibus Plan”). You will be eligible for market-competitive award levels granted at the discretion of the Compensation Committee of our Board of Directors. For your position, long-term incentives currently consist of a combination of stock options, restricted stock units and performance shares, with a combined target award equal in economic value to approximately $700,000 annually. In making award decisions each year, the Compensation Committee considers target award levels, budget levels, relative individual performance, and other factors. The design of WBA long-term incentive programs is currently under review, and will be communicated to you in connection with awards granted in the fall for Fiscal Year 2016.

Other Compensation. In consideration for your current compensation levels and outstanding equity awards from your current employer, you will receive the following sign-on incentives:

•	A cash sign-on/retention bonus of $350,000. This will be paid in three installments, as follows: $150,000 following your date of hire, and $100,000 following each of the first and second anniversaries of date of hire.

Each installment will be paid as soon as practicable after the aforementioned dates and will be subject to normal tax withholding. These bonuses will be subject to the terms and conditions of a retention bonus agreement that you will be required to sign as a condition to this benefit. In particular, this agreement will spell out that your continued employment is required in order to

Ms. Kimberly Scardino	Page 2 June 22, 2015

receive each installment payment and if you voluntarily leave the Company or you are involuntarily terminated for cause within two years of an installment payment date you will be required to reimburse the Company for the full amount of that installment payment.

•	An additional cash sign-on/retention bonus of $325,000 intended to replace a portion of your unvested equity that would have vested within the first two years of your employment. This payment will be made in two installments, the first $150,000 will be paid as soon as practicable after your date of hire and the second installment of $175,000 will be paid as soon as practicable following the first anniversary of your date of hire. Both installments will be subject to normal tax withholding. These bonuses will be subject to the terms and conditions of a retention bonus agreement that you will be required to sign as a condition to this benefit. In particular, this agreement will spell out that your continued employment is required in order to receive the payments and if you voluntarily leave the Company or you are involuntarily terminated for cause within one year of each payment date you will be required to reimburse the Company for the full amount of that installment payment.

•	An equity award of stock options equal in economic value to $530,000 in total. This award will be provided (assuming continued employment through the grant date) on the first day of the WBA fiscal quarter following your date of hire. The exercise price will be the WBA closing price on the date of grant. The grant will vest in thirds, one-third after each of the first, second and third anniversaries of the date of grant. This stock option award will be subject to the terms and conditions of the WBA 2013 Omnibus Incentive Plan and the applicable award agreement.

•	An additional equity award of stock options equal in economic value to $285,000 in total. This award will be provided (assuming continued employment through the grant date) on the first day of the WBA fiscal quarter following your date of hire. The exercise price will be the WBA closing price on the date of grant. The grant will vest on the third anniversary of the date of grant. The stock option award will be subject to the terms and conditions of the WBA 2013 Omnibus Incentive Plan and the applicable award agreement.

Other Employee Benefits. See the attached “Overview of Management Benefits,” briefly describing the employee benefits that are applicable. This includes paid-time off (PTO) equal to an annual benefit of 25 days (200 hours), which will begin accruing from your date of hire. As a U.S.-based team member, these other employee benefit programs applicable to you are primarily provided under Walgreen Co. plans and programs.

Relocation. You will be eligible for relocation benefits in accordance with Company policy for management employees. Upon offer acceptance, a member of our Employee Services Department will be in contact with you to walk you through the details and process.

Non-Compete. As a condition to this offer of employment, you will be required to sign a Non-Competition, Non-Solicitation and Confidentiality Agreement when you begin employment with WBA. This is a standard agreement, with certain terms tailored to your area and position. A copy of this Agreement can be provided in advance upon request. A similar agreement may also be included as part of long-term equity award agreements.

Ms. Kimberly Scardino	Page 3 June 22, 2015

Your start date is to be determined. On your first day, please bring proof of your identity and eligibility for employment, a list of acceptable documents is enclosed.

Please note that WBA, in an effort to maintain our strong sense of pride in the way we conduct our business, requires all employees to dress in business professional attire while at work or on travel representing the company.

Our offer of employment will remain open for seven days from the date of this letter, and is contingent on your passing a pre-employment applicant background check and a pre-employment drug screen under our Drug Free Work Place Policy. It is our policy that the pre-employment drug screen test be completed within 48 hours of receiving this offer packet. You can find your nearest drug testing location by calling 1-800-877-7484. Enclosed are the “Forensic Drug Testing Custody and Control Form” and the “Walgreens Drug Test Consent/Release Form”. Please complete and return the consent/release form with the offer letter. Please bring the Forensic Drug Testing Custody and Control Form with you to the drug test facility along with a valid photo I.D. accepted by the state.

If you want to accept this offer of employment, please sign your name on the line below, fill in the date, and return the signed letter in the enclosed envelope. The duplicate of this letter is for your records. By signing below, you are confirming that no actual breach, threatened breach or other violation of any past, current or contemplated oral or written contractual arrangement to which you are a party (including, but not limited to, any non-compete, non-solicitation or confidentiality agreement with any former employer) has or will occur by virtue of your acceptance of this offer of employment or your performing services for WBA.

You should not consider our offer of employment to be a contract or guarantee of indefinite employment. Employment at WBA is at will, for no definite term, and is subject to WBA policies and total rewards plans and programs, which can all be changed from time to time. Further, WBA reserves the right to rescind the offer or terminate employment if a breach, threatened breach or other violation has or will occur and accordingly, you will not be eligible for WBA benefits upon termination.

If you have any questions please call me at 0044 (0)7825 753151.

Sincerely,

/s/ Lisa Hare

Lisa Hare

Vice President, International Talent, Learning & Organizational Effectiveness

Walgreens Boots Alliance, Inc.

Ms. Kimberly Scardino	Page 4 June 22, 2015

Enclosures

cc:	George Fairweather
Kathleen Wilson-Thompson

I accept the offer of employment and understand that the offer is not intended to be a guarantee of continued employment.

Name:	/s/ Kimberly R. Scardino	Date:	6/29/2015